[LOGO] CNB Financial Corp.                               24 Church Street
                                                    Canajoharie, New York 13317
                                                         (518) 673-3243



FOR IMMEDIATE RELEASE                               FOR MORE INFORMATION
                                                    CONTACT, LAWRENCE KNUDSEN
                                                    (518) 673-3243


                 CNB Financial Corp. Announces Record Dividend
                      along with Stock Repurchase Program

Canajoharie, NY, February 18, 1997--CNB Financial Corp. (NASDAQ:CNBF) announces its first quarter dividend, the highest quarterly dividend in the company's 141 year history. The dividend of $0.12 is 9% higher than that paid for the same period last year, continuing the tradition of rewarding shareholders for the strong financial performance of the Company. This dividend is payable on March 10, 1997 to shareholders of record as of February 28, 1997.

The company also announced its intention to repurchase up to 236,000 of its outstanding shares in the open market during March 15, 1997 to March 15, 1998. The shares will be purchased at prevailing market prices from time to time during the repurchase period upon conditions that exist in the market.

Donald L. Brass, president of the company, indicated that the Board of Directors approved the repurchase program because they view the company's stock as an attractive long term investment.

Mr. Brass also said the repurchased shares will be held in Treasury but may be reissued in the future in connection with the company's dividend reinvestment plan, or to satisfy the issuing of stock options, as well as other corporate purposes such as acquisitions.

CNB Financial Corp. is a bank holding company whose common shares are listed on the National Market System of NASDAQ under the symbol "CNBF". Its principal office is in Canajoharie, New York. Through its subsidiary, Central National Bank, Canajoharie, it operates 19 branch offices in six counties in the Mohawk Valley of New York. CNB Financial Corp. recently formed a new subsidiary, Central Asset Management, Inc., which provides investment advisory services. Central National Bank is a full service community bank offering a full range of retail and commercial banking as well as personal and business trust services.